208 Harbor Drive, P.O. Box 120061, Stamford, CT 06912-0061  •  metagroup.com  •  (800) 945-META  •  Fax: (203) 359-8066

Contact:	Alison Ziegler	Peter Ward
	Financial Relations Board	META Group, Inc.
	(212) 445-8432	(203) 973-6700
peter.ward@metagroup.com

FOR IMMEDIATE RELEASE

META Group Reports First-Quarter 2004 Results

First-Quarter Revenue Increases 16% Year-Over-Year

STAMFORD, Conn. (May 6, 2004) — META Group, Inc. (Nasdaq: METG), a leading information technology (IT) research and consulting firm, today announced financial results for the first quarter ended March 31, 2004.

First-Quarter Results

Total revenues for the first quarter were up 16% to $32.6 million, compared to revenues of $28.2 million in the year-ago period. The net loss for the quarter was $1.5 million, or $0.11 per fully diluted share. This compares to net income of $0.11 million, or $0.01 per fully diluted share, in the year-ago period.

A breakdown of the quarter’s results is as follows:

•                  Research and Advisory Services revenue in the first quarter was $21.2 million, up 15% from $18.4 million in the first quarter of 2003.

•                  Revenue from Strategic Consulting was up 24% to $9.3 million in the first quarter, compared to $7.5 million in the year-ago period.

•                  Revenue from Published Research Products was $1.5 million, down 17% from $1.8 million in revenue in the first quarter of 2003.

•                  The gross margin declined to 47% in the first quarter, compared to 48% in the year-ago period, and 49% in the fourth quarter of 2003.

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META Group Announces First-Quarter 2004 Results — 2

•                  Operating expenses for the first quarter were $34.2 million, up from $28.3 million in the year-ago period but down $1.6 million from operating expenses of $35.8 million in the fourth quarter of 2003. The fourth-quarter 2003 expenses included severance costs of $1.4 million and charges for idle facilities in the amount of $0.7 million. The year-over-year increase in operating expenses also reflects the incremental expense associated with the Company’s subsidiaries that were acquired in 2003.

•                  The Company’s net cash position (cash including restricted balances, less notes payable) at March 31, 2004, was $22.3 million, compared with $14.1 million in the fourth quarter of 2003. The net cash position was $25.7 million in the year-ago period. The change from March 2003 to March 2004 reflects net cash payments of $2.9 million to fund acquisitions of the Company’s distributors in EMEA.

•                  Days sales outstanding (DSOs) for the first quarter were 81 days, compared to 97 days for the year-ago period. After adjusting for those accounts receivable with future payment terms related to multiyear contracts, DSOs were 73 days, compared with 57 days a year ago.

“While the acquisition of our distributors has led to increased costs in the short term, we believe it has solidified our position in the marketplace and has enhanced our customer experience,” said Fred Amoroso, META Group CEO and President. “Overall, we are pleased with the progress we made in managing expenses in the quarter. We were also successful in increasing revenues and decreasing expenses in our newly acquired distributors, resulting in a $500,000 sequential net improvement in operating results for these operations.”

“By continuing to create more uniformity in our service offerings and customer interactions, we are showing consistent improvements in delivering higher-quality research and consulting services to our customers around the world. During the first quarter, we saw the benefit of these actions with several major customer wins as a result of our global coverage, and a 3% improvement in contract value year-over-year.”

2004 Outlook

“Looking ahead to the remainder of the year, we are continuing to integrate our infrastructure across all of our global operations, particularly within our recently acquired distributors in EMEA,” continued Amoroso. “We are gaining positive traction from the strong synergies we’ve established between our Research and Consulting groups in the region as well. We believe we now have the organization structure in place, and with a strong research engine at our core, we are focused on execution.”

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META Group Announces First-Quarter 2004 Results — 3

“With the significant organizational and operational changes we made in 2003, we are optimistic that these changes will strengthen our results in 2004 and further differentiate META Group in the marketplace. We expect to see continued revenue growth commensurate with the strength of our business, and we currently expect to be profitable in the second quarter.”

Conference Call

META Group will hold a conference call at 5:00 pm ET (US) today, Thursday, May 6, to discuss its financial results and quarterly highlights. All interested parties are invited to listen to the call live over the Internet at www.viavid.net. For persons unable to listen to the live Internet broadcast, a replay will be available shortly after the call on the Viavid site for 30 days. A link to the Viavid conference call replay will also be posted at www.metagroup.com.

About META Group

META Group is a leading provider of information technology research, advisory services, and strategic consulting. Delivering objective and actionable guidance, META Group’s experienced analysts and consultants are trusted advisors to IT and business executives around the world. Our unique collaborative models and dedicated customer service help clients be more efficient, effective, and timely in their use of IT to achieve their business goals. Visit metagroup.com for more details on our high-value approach.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding the expected future results associated with our acquisitions, integration of our international operations, future impact of marketing initiatives, and future impact of cost reductions in the organization. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, risks relating to: integration of our acquired operations; success in international markets, success of our marketing efforts; efficiencies associated with our cost reduction effort; and other risks detailed in the Company’s filings with the SEC, including those discussed in the Company’s annual report filed with the SEC on Form 10-K for the year ended December 31, 2003.

—           Financial Tables Follow —

META Group, Inc.

OPERATING RESULTS	Quarter Ended March 31,
(in thousands, except per share data)	2004	2003

Revenues
Advisory services	$21,240	$18,382
Strategic consulting	9,339	7,458
Published research products	1,517	1,814
Reimbursable expenses	506	519

Total revenues	32,602	28,173

Operating expenses
Cost of services and fulfillment	16,700	14,230
Reimbursable expenses	506	519
Selling and marketing	10,532	7,172
General and administrative	5,262	5,089
Depreciation and amortization	1,150	1,332
Total operating expenses	34,150	28,342

Operating loss	(1,548)	(169)

Other income, net	47	350

(Loss) income before provision for income taxes	(1,501)	181
Provision for income taxes	47	82
Minority interest in income of consolidated subsidiaries	(12)	(12)

Net (loss) income	($1,536)	$111

Amounts per basic and diluted common share:

Net (loss) income	$(0.11)	$0.01

Weighted average basic shares outstanding	13,715	13,243

Weighted average diluted shares outstanding	13,715	13,664

META Group, Inc.

BALANCE SHEET DATA	March 31,	December 31,
(in thousands)	2004	2003

Assets
Cash and cash equivalents	$17,003	$8,814
Accounts receivable, net	29,255	38,693
Deferred commissions	2,423	1,550
Other current assets	1,936	2,591
Total current assets	50,617	51,648

Restricted cash	6,000	6,000
Long-term portion of accounts receivable	55	184
Furniture and equipment, net	6,000	5,392
Goodwill, net	13,249	13,016
Other intangibles, net	9,247	8,982
Investments and advances	1,125	1,146
Other assets	577	344
Total assets	$86,870	$86,712

Liabilities and Stockholders’ Equity
Accounts payable	$2,045	$2,041
Deferred revenues	49,305	48,891
Notes payable	300	294
Accrued compensation	7,094	5,495
Accrued and other current liabilities	15,071	16,618
Total current liabilities	73,815	73,339

Long-term portion of deferred revenues	303	549
Notes payable	396	389
Other non-current liabilities	2,150	2,039
Total non-current liabilities	2,849	2,977

Total liabilities	76,664	76,316

Minority Interest	334	322

Stockholders’ equity:
Common stock	144	143
Paid-in capital	61,236	61,013
Accumulated other comprehensive income (loss)	545	(565)
Treasury stock	(320)	(320)
Accumulated deficit	(51,733)	(50,197)
Total stockholders’ equity	9,872	10,074
Total liabilities and stockholders’ equity	$86,870	$86,712